                                                               EXHIBIT (a)(1)(x)

E-mail

To:      [Name of Infonet Services Corporation Employee]
From:    Susan Murray

Dear Infonet Services Corporation Employee:

     Unfortunately, your Election Concerning Exchange of Stock Options form regarding the Stock Option Exchange Program was either inaccurate or incomplete and was not accepted by Infonet. If you wish to exchange any of your eligible stock options, you must submit a new Election Concerning Exchange of Stock Options form, listing the options you elect to have exchanged and cancelled. A blank form may be printed from http://laxapp.infonet.com/human+resources/options.nsf or you can click here to open the Option Exchange Site via Lotus Notes ___ [there will be an icon to click on]. Susan Murray, Director of Human Resources for Infonet in the El Segundo office must be in receipt of a completed election form before 5:00 p.m. Pacific Time on Tuesday, February 14, 2002, unless the offer is extended. If we do not receive an accurate and complete election form from you before the deadline, all stock options currently held by you will remain intact at their original price and original terms.

     If you have any questions, please reply to this note at optionexchange@Infonet.com.

     Thank you.

                                       1